FOR IMMEDIATE RELEASE

TORRENT REACHES PROJECT MILESTONE: SUSTAINED PRODUCTION TESTING ON PILOT WELL PROJECT

Seattle, Washington – May 15, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”), regarding its natural gas from coal drilling and completion program in Coos County, Oregon.

- First sustained production milestone at Radio Hill location

- Operations continue with minimal formation water

- Evaluating potential market sales options for produced gas

- Expected near term production at Beaver Hill test wells

- Beaver Hill #5 well exceeds Management’s expectations

- Flow test rates expected before the end of July 2006

These past four weeks represent our first sustained production milestone at the Radio Hill Pilot Project. The Radio Hill #1 well is now producing continuously through facilities on the lease site. This equipment includes a hydraulic plunger pump system to lift formation water produced in conjunction with gas flowing from multiple coal seams. Modest volumes of produced water are currently stored on site for future disposal and gas production is delivered into a separator and measured before being piped to a flare stack located on the lease.

The operational strategy at the Radio Hill pilot location is to flare produced gas over the next several months while pursuing market sales options, including a potential connection to the Coos County pipeline system.

Torrent President and Chief Executive Officer, John Carlson, states, “We are very excited about the developments at the Radio Hill location. It’s our first test well that has reached sustained production and it gives us the potential opportunity to generate sales later this year. This is a very significant and important step in our development plan for the Coos Bay project and we look forward to further analysis and testing of gas production from this well in the coming months. It is a positive indicator to achieve sustained production this early in the project timeline when compared to other natural gas from coal projects in the western US and Canada.”

The design of the specific pumping and production equipment for the Beaver Hill #1, #3 and #5 wells has now been finalized. Based upon expected near term production, the Beaver Hill production equipment has been ordered. This equipment will be similar to the Radio Hill location in terms of pumping capability and storage of modest levels of formation water.

“The initial test rates at the Beaver Hill pilot wells are also very encouraging and we hope to bring some or all of these wells into production in the coming months. The Beaver Hill #5 well, in particular, has definitely exceeded management’s expectations during this early stage of testing,” according to Torrent’s President and Chief Executive Officer, John Carlson.

The Company has now finished its originally scheduled completion work on both the Radio Hill and Beaver Hill pilot locations. The Roll’n #14 service rig has been released; however it will be available to Methane on an as needed basis through July.

Mr. Carlson went on to say, “Torrent has achieved significant progress since we acquired the first leases in Coos Bay in the summer of 2004. Since then we have continuously added acreage in this area due to our strong belief in the commercial potential of this basin. We have managed to attract total financings of $20 million to date and drilled 7 test wells in order to prove our initial assessment that gas can be produced from the coal seams in Coos Bay. We are extremely pleased to see continued improvement in initial test rates and increases in shut-in wellhead pressures in all of our wells. We expect to publicly disclose the flow rates of our test wells at the Radio Hill and Beaver Hill locations by the end of July. The promising early production data supports our plans to continue with further exploratory and development drilling throughout the Coos County Basin during our current fiscal year and our next drilling program is scheduled to start later this summer. The modest amounts of formation water encountered to date could suggest that the Coos Bay Basin contains more than 1.2 tcf (trillion cubic feet) of gas in place as indicated in the report by our reservoir engineering consultants.“

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy Corp., is focused on two projects in southwestern Washington State where it hold substantial lease and lease option commitments.

For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications

info@torrentenergy.com

1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that our strategy is to flare produced gas over the next several months while pursuing market sales options, including a potential connection to the Coos County pipeline system; that we have an opportunity to generate sales later this year; that we will have sustained gas production from this well and that this production is a positive indicator for future sustained gas production; that we hope to bring some or all of these wells into production in the coming months; that the service rig will be available to us as needed through July; and that we expect to publicly disclose the flow rates of our test wells at the Radio Hill and Beaver Hill locations by the end of July. that we plan to continue with further exploratory and development drilling throughout the Coos County Basin during our current fiscal year and our next drilling program is scheduled to start later this summer; and that the Coos Bay basin could contain more than 1.2 tcf (trillion cubic feet) of gas.. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in drilling, spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.